                                                    Exhibit 99.1

Edgewell Personal Care Company 1350 Timberlake Manor Parkway St. Louis, MO 63017
FOR IMMEDIATE RELEASE	Company Contact
August 2, 2016	Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces Third Quarter Fiscal 2016 Results and Updates Fiscal Year 2016 Financial Outlook

St. Louis - August 2, 2016 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its third fiscal quarter, which ended June 30, 2016.

Executive Summary

•
Net sales decreased 4.1% in the quarter and 5.9% year to date. Organic net sales decreased 2.2% in the quarter and 0.9% year to date. Excluding the estimated impact of international go-to-market changes, underlying net sales would have decreased by 0.7% in the quarter and increased by 0.9% year to date.

•	Net earnings were $36.7 million for the quarter and $126.5 million year to date. Adjusted EBITDA was $88.6 million for the quarter and $320.7 million year to date.

•	GAAP Diluted Earnings Per Share ("EPS") was $0.61 for the quarter and $2.11 year to date. Adjusted EPS was $0.66 for the quarter and $2.52 year to date.

•	The Company has updated its fiscal 2016 financial outlook, reaffirming its previous net sales outlook and raising the range of Adjusted EPS.

The Company reports and forecasts results on a GAAP and "Non-GAAP" basis, and has reconciled Non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See "Non-GAAP Financial Measures" for a more detailed explanation, including definitions of various Non-GAAP terms used in this release.
All comparisons used in this release are with the same period in the prior fiscal year unless otherwise stated.

"The conclusion of the third quarter marked our one year anniversary as a standalone company, and it's the point where we began to put many of the transitional impacts associated with the Household Products spin-off behind us," said David Hatfield, Edgewell's President, Chief Executive Officer, and Chairman of the Board. "Our top and bottom line results through the first three quarters were generally in line with our expectations coming into the year, and we drove those results while managing through a tremendous amount of change." Mr. Hatfield continued, "We're excited as we move into year two, and the next phase of growth and organizational enhancements, including a new Zero Based Spending program launched in June."

Fiscal 3Q 2016 Operating Results (Unaudited)
Net sales were $645.1 million in the quarter, a decrease of 4.1%. Organic net sales decreased 2.2%, including an approximate $10 million, or 150 basis point, negative impact from international go-to-market changes. North America net sales were down 2.2%, and down 1.8% on an organic basis, primarily driven by declines in Feminine Care. International (everything outside North America) net sales were down 2.7%, and down 3.2% on an organic basis, though up 1.4% excluding the approximate $10 million negative impact of international go-to-market changes.
Gross margin was $311.2 million, or 48.2% of net sales, representing a 10 basis point improvement over the prior year. Gross margin increased due to lower spin-related costs of approximately $3 million and lower material costs that were partly offset by unfavorable mix and unfavorable transactional foreign exchange impacts on product costs.
Advertising and sales promotion expense ("A&P") was $122.5 million, or 19.0% of net sales, down from prior year A&P of $142.3 million, or 21.1% of net sales. A&P spending was higher in the prior year in support of new Wet Shave and Feminine Care products and was lower this quarter in the Sun and Skin Care segment. On a year-to-date basis, A&P spending was consistent with the prior year at 14.5% of net sales.
Selling, general and administrative expense ("SG&A") was $104.8 million, or 16.2% of net sales, compared to $165.4 million, or 24.6% of net sales, in the prior year. Included within the current quarter results were pre-tax costs of $2.8 million related to the spin-off of the Company's Household Products business in July 2015. Excluding these spin-off costs, SG&A as a percent of net sales was 15.8%, including $3.6 million for amortization of intangible assets not allocated to the segments. Historical SG&A results on a continuing operations basis include certain costs associated with supporting the Household Products business that were not reported in discontinued operations.
Other expense (income), net was a net expense of $8.2 million during the quarter compared to net income of $6.6 million in the prior year. The charge reflects the impact of foreign currency hedging contract losses, revaluation losses on nonfunctional currency balance sheet exposures and $3.2 million of interest expense related to settlements with tax authorities.
Net earnings in the quarter were $36.7 million, compared to a net loss of $72.5 million in the third quarter of fiscal 2015. The increase in earnings was primarily related to the Venezuela deconsolidation charge and higher costs related to the spin-off in the prior year. Third quarter Adjusted EBITDA was $88.6 million versus third quarter 2015 Normalized EBITDA of $99.8 million, down $11.2 million primarily due to the year-to-year impact of currency reflected in Other expense (income), net.
The effective tax rate for the first nine months of fiscal 2016 was 19.0% as compared to 25.9% in the prior year.  The effective tax rate for fiscal 2016 includes positive adjustments of prior year tax accruals as well as the favorable impact of separation and restructuring charges in higher tax rate jurisdictions.  In the third quarter of fiscal 2016, the favorable adjustments resulted in a tax benefit on earnings. The effective tax rate for fiscal 2015 reflected a net benefit on a loss from continuing operations, and was unfavorably impacted by the $79.3 million Venezuela deconsolidation charge, which had no accompanying tax benefit. Excluding the impact of the spin-off and restructuring, the 2016 year-to-date adjusted effective tax rate was 23.8%, a 220 basis point decrease over the prior year adjusted rate of 26.0%.

GAAP Diluted EPS was $0.61 in the quarter as compared to a loss of $1.17 in the prior year quarter. Adjusted EPS for the quarter was $0.66, compared to $0.43 in the prior year quarter.

Other Items
The third quarter 2016 results included $2.8 million of pre-tax spin charges compared to $55.7 million in the same period of the prior year. In addition, the Company recorded pre-tax expense of $5.8 million in the third quarter related to its 2013 restructuring, as compared to $4.9 million in the prior year.
Adjusted working capital as a percent of net sales was 16.0% at June 30, 2016, versus 17.5% as of September 30, 2015. The 150 basis point improvement was driven by improved days payable outstanding. Adjusted working capital continues to reflect a higher level of inventory in Feminine Care, which is expected to return to normal levels as the Company completes the transition of manufacturing from its Montreal plant to its Dover plant.
Net cash from operating activities was $4.1 million for the nine months ended June 30, 2016. During the second quarter, the Company made a discretionary contribution of $100.5 million to one of its international pension plans, which negatively impacted operating cash flow for the year-to-date period. The Company expects to have positive net cash from operating activities for the full 2016 fiscal year. In the first nine months of fiscal 2016, the Company completed share repurchases of more than 1.4 million shares for $114.5 million, including nearly half a million shares in the third quarter.

Fiscal 3Q 2016 Operating Segment Results (Unaudited)
Wet Shave (Men's Systems, Women's Systems, Disposables, Shave Preps)

Wet Shave net sales decreased $4.7 million, or 1.3%. Excluding the impact of currency movements, organic net sales decreased $6.2 million, or 1.7%. Excluding an estimated $8 million negative impact from international go-to-market changes, underlying net sales would have grown 60 basis points. Underlying growth was primarily driven by International with growth in Hydro®, Hydro Silk and disposables. This was partly offset by lower volumes in North America related to the timing of shipments and promotional programs compared to the prior year, partially offset by favorable price/mix. Wet Shave segment profit decreased $10.9 million, or 19.3%. Excluding the impact of currency movements, organic segment profit declined $12.6 million, or 22.3%. The decrease in profit was driven primarily by volume declines, unfavorable product mix and transactional currency impacts on cost mix.

Sun and Skin Care (Sun Care, Wipes, Gloves)

Sun and Skin Care net sales decreased $2.0 million, or 1.3%. Excluding the impact of currency movements, organic net sales decreased $0.7 million, or 0.5%. Excluding an estimated $2 million negative impact from international go-to-market changes, underlying net sales would have grown 40 basis points, driven primarily by growth in North America across both the Banana Boat® and Hawaiian Tropic® brands. Sun and Skin Care segment profit increased $8.5 million, or 33.0%. Excluding the impact of currency movements, organic segment profit improved $9.1 million or 35.3%. The profit increase was driven by favorable product costs and lower A&P spending, as planned.

Feminine Care (Tampons, Pads, Liners)

Feminine Care net sales decreased $7.0 million, or 6.7%. Excluding the impact of currency movements, organic net sales decreased $6.6 million, or 6.3%. North America net sales declined primarily due to unfavorable comparisons to the prior year pipeline build for the new Sport® Pads and Liners offerings and lower net sales in StayFree®. Feminine Care segment profit decreased $0.5 million, or 6.3%. Excluding the impact of currency movements, organic segment profit was down $0.3 million, or 3.8%. The decrease in profit was driven by lower net sales in North America, offset by lower A&P spending as compared to last year's launch activities.

All Other (Infant Care, all other brands)

All Other net sales decreased $14.1 million, or 30.4%. Excluding the impact of currency movements and the Industrial sale, organic net sales decreased $1.5 million, or 3.2%, as continued growth in Diaper Genie® was offset by lower volumes in infant cups and bottles resulting from continued competition in the category. All Other segment profit increased $0.9 million, or 17.3%. Excluding the impact of currency movements and the Industrial sale, organic segment profit grew $1.5 million. The profit increase was primarily driven by favorable product costs.

Full Fiscal Year 2016 Financial Outlook
Net sales are estimated to decrease by approximately 4%, including an unfavorable currency impact of $25 - $35 million, with the impact of the Venezuela deconsolidation and the Industrial sale of $66 million included in the prior year results. Excluding these items, organic net sales are estimated to be flat for the full year. International go-to-market changes are estimated to impact top line growth by approximately 1.5% for the full year, and are included in both the reported and organic estimates.

Net Earnings are estimated to be in the range of $176 - $185 million. Adjusted EBITDA is now estimated to be in the range of $440 - $450 million (previously $440 - $460 million), including $10 - $15 million of negative currency impact for the full fiscal year. The updated outlook also factors in the ongoing impact from hedging and revaluation losses, reflected within other expense (income), net.

GAAP EPS is estimated to be in the range of $2.95 - $3.10. Adjusted EPS is now estimated to be in the range of $3.45 - $3.60 (previously, $3.30 - $3.50). The Adjusted EPS outlook includes updated assumptions for the full year tax rate and the impact of currency and interest expense, reflected in other expense (income), net.

Effective Tax Rate for the fiscal year is estimated to be in the range of 21% - 23%. Excluding adjustments to tax expense of approximately $20 million, which represents the tax impact of spin-off costs and restructuring related costs, as well as a tax benefit related to the separation, the Adjusted Effective Tax Rate for the fiscal year is now estimated to be in the range of 24% - 26% (previously, 29% - 31%).
Other Items: The full-year estimate for restructuring related costs is now $35 - $40 million (previously, $40 - $45 million) for fiscal 2016, and $10 - $15 million for fiscal 2017. Incremental restructuring savings are expected to be approximately $15 million in fiscal 2016 and an additional $40 - $50 million in fiscal 2017 and 2018 combined.
As part of the Company's strategy to drive systematic cost reduction, in June 2016, the Company launched a Zero Based Spend (ZBS) initiative to identify and capture savings in targeted spend categories. This initiative follows on three years of productivity initiatives, starting with the 2013 Restructuring program as well as the initiatives launched with the overall separation program, and is complementary to the Company's overall trade promotion management project focused on improving productivity in its trade promotion spending. The savings will provide ongoing financial and operational flexibility for reinvestment to reinforce both the organic growth and margin improvement objectives in the Company's financial algorithm.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. Eastern Time today. The call will focus on fiscal 2016 third quarter earnings and the outlook for fiscal 2016. All interested parties may access a live webcast of this conference call at www.edgewell.com, under "Investors," and "News and Events" tabs or by using the following link:

http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a replay will be available on www.edgewell.com, under "Investors," "Financial Reports," and "Quarterly Earnings" tabs.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat® and Hawaiian Tropic® sun care products; Playtex® infant feeding, Diaper Genie® and gloves; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan and Australia, with approximately 6,000 employees worldwide.

# # #

Non-GAAP Financial Measures. While the Company reports financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"), this discussion also includes Non-GAAP measures. These Non-GAAP measures are referred to as "adjusted" or "organic" and exclude expenses associated with the Venezuela deconsolidation charge, Industrial sale charges, spin costs, restructuring charges (including 2013 restructuring and spin restructuring), Cost of early debt retirements and adjustments to prior years' tax accruals. Reconciliations of the Company's Non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2016 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.
This Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this Non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. Given the various significant one-time events that took place at the Company during fiscal 2016 and fiscal 2015 - most prominently the spin-off of the Household Products business and the resulting go-to-market impacts, and also the deconsolidation of the Company's Venezuela operations and the sale of the Industrial business - the Company views the use of

Non-GAAP measures that take into account the impact of these unique events as particularly valuable in understanding the Company's underlying operational results and providing insights into future performance.
The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This Non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's Non-GAAP measures.

•
The Company analyzes its net revenue and segment profit on an organic basis to better measure the comparability of results between periods. Organic net sales and segment profit exclude the impact of changes in foreign currency, the impact of acquisitions and dispositions (including the results of the Industrial business) and the period-over-period change resulting from the deconsolidation of the Company's Venezuela operations. Underlying net sales represents organic net sales adjusted for international go-to-market impacts, as defined below. This information is provided because these fluctuations can distort the underlying change in net sales and segment profit either positively or negatively.

•
To compete more effectively as an independent company, the Company has increased its use of third-party distributors and wholesalers, impacting sales and gross margin, and has decreased or eliminated its business operations in certain countries, impacting SG&A, consistent with its international go-to-market strategy. Within this press release the Company discusses go-to-market impacts, which reflect its best estimate on the impact of these international go-to-market changes and exits, and represent the year-over-year change in those markets. The Company believes it has realized the majority of the impact from these changes in the first three quarters of fiscal 2016.

•
Adjusted EBITDA is defined as earnings before income taxes, interest expense, net, depreciation and amortization and excludes items such as the Venezuela deconsolidation charge, spin costs, restructuring charges and Industrial sale charges.

•
Historical results on a continuing operations basis include certain costs associated with supporting the Company's former Household Products business that are not reported in discontinued operations. These costs affect SG&A, interest expense, spin costs, restructuring and tax. As a result, EPS and EBITDA on both a GAAP and Non-GAAP basis for this quarter and fiscal year are not comparable to the prior year, and are not comparable for each of the first three quarters of fiscal 2016. To address this, the Company has provided Normalized EBITDA, which adjusts corporate SG&A expenses to reflect the Company's estimated full-year run rate. Normalized EBITDA is presented to provide a basis for comparing to future performance. A reconciliation of Fiscal 2015 Consolidated Statement of Earnings and Normalized EBITDA by quarter was announced in a Form 8-K furnished on December 1, 2015, and can be found on the Company's website www.edgewell.com, under "Investors," and "Financial Reports," "Key Statistics" tabs or by using the following link: http://ir.edgewell.com/financial-reports/key-statistics

•
Adjusted EPS is defined as diluted earnings per share excluding items such as the Venezuela deconsolidation charge, spin costs, restructuring charges, Industrial sale charges, Cost of early debt retirements and the related tax effects of these items.

•
The Adjusted effective tax rate is defined as the effective tax rate excluding the Venezuela deconsolidation charge, spin costs, restructuring charges, Industrial sale charges, Cost of early debt retirements and the related tax effects of these items, as well as adjustments to prior years' tax accruals, from the income tax provision and earnings before income taxes.

•
Adjusted working capital is defined as receivables, less trade allowances in accrued liabilities, plus inventories, less accounts payable, and is calculated using an average of the trailing four-quarter end balances. Adjusted working capital also excludes amounts related to the Household Products business.

•	Free cash flow is defined as net cash from operating activities less capital expenditures. Free cash flow conversion is defined as free cash flow as a percentage of net earnings.

Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell Personal Care Company or any of its businesses. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause the Company's actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•
The Company is subject to risks related to its international operations, such as global economic conditions, currency fluctuations and its changing international go-to-market strategy, that could adversely affect its results of operations;

•	The Company may not achieve some or all of the expected benefits of the spin-off of its Household Products business, and this may materially adversely affect its business;

•	The Company's manufacturing facilities, supply channels or other business operations may be subject to disruption from events beyond its control;

•	The Company's access to capital markets and borrowing capacity could be limited;

•	If the Company cannot continue to develop new products in a timely manner, and at favorable margins, it may not be able to compete effectively;

•	The Company has a substantial level of indebtedness and is subject to various covenants relating to such indebtedness, which could limit its discretion to operate and grow its business;

•	The Company faces risks arising from the restructuring of its operations and uncertainty with respect to its ability to achieve its estimated cost savings;

•	Loss of any of the Company's principal customers and emergence of new sales channels could significantly decrease its sales and profitability;

•	The Company may not be able to attract, retain and develop key personnel;

•	The Company may experience losses or be subject to increased funding and expenses related to its pension plans;

•	The Company may not be able to continue to identify and complete strategic acquisitions and effectively integrate acquired companies to achieve desired financial benefits;

•	The Company's Wet Shave segment's men's shaving systems category has faced relatively flat to declining sales;

•
The Company's business involves the potential for product liability and other claims against it, which could affect its results of operations and financial condition and result in product recalls or withdrawals;

•	A failure of a key information technology system or a breach of the Company's information security could adversely impact its ability to conduct business;

•	The resolution of the Company's tax contingencies may result in additional tax liabilities, which could adversely impact its cash flows and results of operations;

•
If the Company fails to adequately protect its intellectual property rights, competitors may manufacture and market similar products, which could adversely affect its market share and results of operations; and

•	Potential liabilities in connection with the Separation may arise under fraudulent conveyance and transfer laws and legal capital requirements.
In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but not exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K for the year ended September 30, 2015.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2016	2015	2016	2015

Net sales	$645.1	$672.9	$1,751.4	$1,861.1
Cost of products sold	333.9	349.5	901.6	946.6
Gross profit	311.2	323.4	849.8	914.5

Selling, general and administrative expense	104.8	165.4	304.9	448.1
Advertising and sales promotion expense	122.5	142.3	254.1	271.4
Research and development expense	17.5	16.8	50.2	48.5
Venezuela deconsolidation charge	—	—	—	79.3
Spin restructuring charges	—	4.3	—	28.3
2013 restructuring charges	5.8	4.6	29.3	20.4
Industrial sale charges	—	21.9	0.2	21.9
Interest expense associated with debt	18.3	27.5	53.8	83.4
Cost of early debt retirements	—	59.6	—	59.6
Other expense (income), net	8.2	(6.6)	1.2	(8.3)
Earnings (loss) from continuing operations before income taxes	34.1	(112.4)	156.1	(138.1)
Income tax (benefit) provision	(2.6)	(44.7)	29.6	(35.7)
Earnings (loss) from continuing operations	36.7	(67.7)	126.5	(102.4)
(Loss) earnings from discontinued operations, net of tax	—	(4.8)	—	46.6
Net earnings (loss)	$36.7	$(72.5)	$126.5	$(55.8)

Basic earnings (loss) per share:
Continuing operations	$0.62	(1.09)	$2.13	(1.65)
Discontinued operations	—	(0.08)	—	0.75
Net earnings (loss)	0.62	(1.17)	2.13	(0.90)

Diluted earnings (loss) per share:
Continuing operations	$0.61	$(1.09)	$2.11	$(1.65)
Discontinued operations	—	(0.08)	—	0.75
Net earnings (loss)	0.61	(1.17)	2.11	(0.90)

Weighted-average shares outstanding:
Basic	59.1	62.2	59.4	62.1
Diluted	59.7	62.2	59.9	62.1

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

Assets	June 30, 2016	September 30, 2015
Current assets
Cash and cash equivalents	$691.5	$712.1
Trade receivables, net	308.7	279.8
Inventories	333.6	332.8
Other current assets (1)	174.6	311.9
Total current assets	1,508.4	1,636.6
Property, plant and equipment, net	475.3	476.1
Goodwill	1,419.9	1,421.8
Other intangible assets, net	1,394.9	1,408.5
Other assets (1)	55.5	48.7
Total assets	$4,854.0	$4,991.7

Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$278.5	$—
Notes payable	17.0	17.5
Accounts payable	203.2	236.9
Other current liabilities (1)	397.8	412.4
Total current liabilities	896.5	666.8
Long-term debt	1,579.2	1,704.0
Deferred income tax liabilities (1)	258.7	335.8
Other liabilities	246.3	421.0
Total liabilities	2,980.7	3,127.6
Shareholders' equity
Common shares	0.7	0.7
Additional paid-in capital	1,641.3	1,644.2
Retained earnings	896.9	772.9
Treasury shares	(484.3)	(382.2)
Accumulated other comprehensive loss	(181.3)	(171.5)
Total shareholders' equity	1,873.3	1,864.1
Total liabilities and shareholders' equity	$4,854.0	$4,991.7

(1)
The Company early adopted new accounting guidance during the first quarter of fiscal 2016 which required all deferred income tax assets and liabilities to be classified as non-current, resulting in reductions to Other current assets, Other current liabilities and Deferred income tax liabilities of $85.1, $0.1 and $76.8, respectively, and an increase in Other assets of $8.2 as of June 30, 2016. The prospective adoption of the new guidance had no impact on the balance sheet as of September 30, 2015.

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Nine Months Ended June 30,
	2016	2015
Cash Flow from Operating Activities
Net earnings (loss)	$126.5	$(55.8)
Non-cash restructuring costs	2.2	40.9
Depreciation and amortization	69.2	93.5
Venezuela deconsolidation charge	—	144.5
Non-cash items included in income, net	22.0	19.3
International pension funding	(100.5)	—
Other, net	(28.2)	(28.8)
Changes in current assets and liabilities used in operations	(87.1)	(189.9)
Net cash from operating activities	4.1	23.7

Cash Flow from Investing Activities
Capital expenditures	(50.9)	(72.4)
Change related to Venezuelan operations	—	(93.8)
Acquisitions, net of cash acquired	—	(12.1)
Proceeds from sale of assets	—	14.3
Change in restricted cash	—	13.9
Net cash used by investing activities	(50.9)	(150.1)

Cash Flow from Financing Activities
Cash proceeds from debt with original maturities greater than 90 days	656.3	2,414.0
Cash payments on debt with original maturities greater than 90 days	(501.0)	(1,900.0)
Net decrease in debt with original maturities of 90 days or less	(15.5)	(270.5)
Deferred finance expense	(0.6)	(15.1)
Common shares purchased	(114.5)	—
Cash dividends paid	—	(93.2)
Proceeds from issuance of common shares, net	—	4.4
Excess tax benefits from share-based payments	—	9.3
Net cash from financing activities	24.7	148.9

Effect of exchange rate changes on cash	1.5	(61.4)

Net decrease in cash and cash equivalents	(20.6)	(38.9)
Cash and cash equivalents, beginning of period	712.1	1,129.0
Cash and cash equivalents, end of period	$691.5	$1,090.1

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 - Segments
The Company conducts its business in the following four segments: Wet Shave, Sun and Skin Care, Feminine Care and All Other. Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with most restructuring initiatives (including the Spin restructuring and the 2013 Restructuring), the Venezuela deconsolidation charge, the sale of the Industrial business and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
On July 1, 2015, the Company completed the separation of its Household Products business into a separate publicly-traded company (the "Spin" or the "Separation"). The historical financial results of the Company's Household Products business are presented as discontinued operations on the Condensed Consolidated Statements of Earnings and, as such, have been excluded from both continuing operations and segment results for all periods presented. The prior year Condensed Consolidated Statements of Cash Flows has not been adjusted to reflect the effect of the Separation, as the Company had not adopted the Financial Accounting Standards Board's updated guidance on the presentation of discontinued operations at the time of Separation. Historical results on a continuing operations basis include certain costs associated with supporting the Household Products business that were not reported in discontinued operations.
The Company incurred incremental costs to evaluate, plan and execute the Separation.  For the third quarter and first nine months of fiscal 2016, $2.8 and $11.8, respectively, of pre-tax charges were recorded in Selling, general and administrative expense ("SG&A") and for the first nine months of fiscal 2016, $0.2 of pre-tax charges were recorded in Cost of products sold. For the third quarter and first nine months of fiscal 2015, $52.4 and $107.7 of pre-tax charges, respectively, were recorded in SG&A and $3.3 and $4.0 were recorded in Cost of products sold. Additionally, $4.3 and $28.3 of Spin restructuring costs were recorded during the third quarter and first nine months of fiscal 2015, respectively.
For the third quarter and first nine months of fiscal 2016, the Company recorded pre-tax expense of $5.8 and $29.3, respectively, related to its 2013 restructuring, as compared to pre-tax expense of $4.6 and $20.4 for the third quarter and first nine months of fiscal 2015, respectively. The 2013 restructuring charges were reported as a separate line item on the income statement.

Segment net sales and profitability are presented below:

	Quarter Ended June 30,		Nine Months Ended June 30,
	2016	2015	2016	2015
Net Sales
Wet Shave	$364.6	$369.3	$1,034.3	$1,082.9
Sun and Skin Care	151.3	153.3	337.3	337.8
Feminine Care	97.1	104.1	281.2	301.5
All Other	32.1	46.2	98.6	138.9
Total net sales	$645.1	$672.9	$1,751.4	$1,861.1

Segment Profit
Wet Shave	$45.5	$56.4	$190.0	$246.7
Sun and Skin Care	34.3	25.8	75.2	66.8
Feminine Care	7.4	7.9	35.5	44.0
All Other	6.1	5.2	21.3	19.1
Total segment profit	93.3	95.3	322.0	376.6
General corporate and other expenses	(20.5)	(36.6)	(58.5)	(106.6)
Venezuela deconsolidation charge	—	—	—	(79.3)
Spin costs (1)	(2.8)	(55.7)	(12.0)	(111.7)
Spin restructuring charges	—	(4.3)	—	(28.3)
2013 restructuring and related costs (2)	(5.8)	(4.9)	(29.4)	(20.7)
Industrial sale charges	—	(21.9)	(0.2)	(21.9)
Amortization of intangibles	(3.6)	(3.8)	(10.8)	(11.5)
Cost of early debt retirements	—	(59.6)	—	(59.6)
Interest and other expense, net	(26.5)	(20.9)	(55.0)	(75.1)
Total earnings (loss) from continuing operations before income taxes	$34.1	$(112.4)	$156.1	$(138.1)

(1)
Includes pre-tax SG&A of $2.8 and $52.4 for the third quarters of fiscal 2016 and 2015, respectively, and $11.8 and $107.7 for the first nine months of fiscal 2016 and 2015, respectively, and pre-tax Cost of products sold of $3.3 for the third quarter of fiscal 2015 and $0.2 and $4.0 for the first nine months of fiscal 2016 and 2015, respectively.

(2)
Includes pre-tax Cost of products sold of $0.1 for the first nine months of fiscal 2016 associated with obsolescence charges related to the exit of certain non-core product lines as part of the restructuring. There were no non-core inventory obsolescence charges during the third quarter and first nine months of fiscal 2015. Also includes $0.3 pre-tax SG&A costs associated with certain information technology and related activities during the third quarter and first nine months of fiscal 2015. These non-core inventory obsolescence charges and information technology costs are considered part of the total project costs incurred for the restructuring project.

Note 2 - GAAP to Non-GAAP Reconciliations
Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the weighted average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of share options and restricted stock equivalent ("RSE") awards.
The following table provides a reconciliation of Net earnings (loss) from continuing operations and Net earnings (loss) per diluted share ("EPS") to Adjusted net earnings and Adjusted EPS, which are Non-GAAP measures.

	Quarter Ended June 30,
	Net Earnings		Diluted EPS
	2016	2015	2016	2015
Net Earnings (Loss) from Continuing Operations and Diluted EPS - GAAP (Unaudited)	$36.7	$(67.7)	$0.61	$(1.09)
Spin costs (1)	2.8	55.7	0.05	0.89
Spin restructuring charges	—	4.3	—	0.07
2013 restructuring and related charges, net (2)	5.8	4.9	0.10	0.08
Industrial sale charges	—	21.9	—	0.35
Cost of early debt retirements	—	59.6	—	0.95
Income taxes (3)	(6.1)	(51.5)	(0.10)	(0.82)
Adjusted Net Earnings and Adjusted Diluted EPS - Non-GAAP	$39.2	$27.2	$0.66	$0.43

Weighted average shares - Diluted			59.7	62.2

(1)	Includes SG&A of $2.8 and $52.4 for the third quarters of fiscal 2016 and 2015, respectively, and Cost of products sold of $3.3 for the third quarter of fiscal 2015.

(2)
Includes costs of $0.3 for the third quarter of fiscal 2015 associated with certain information technology and related activities, which are included in SG&A. These information technology costs are considered part of the total project costs incurred for the restructuring project.

(3)	Includes adjustments to prior years' tax accruals of $3.3 and $3.7 for the third quarters of fiscal 2016 and 2015, respectively.

	Nine Months Ended June 30,
	Net Earnings		Diluted EPS
	2016	2015	2016	2015
Net Earnings (Loss) from Continuing Operations and Diluted EPS - GAAP (Unaudited)	$126.5	$(102.4)	$2.11	$(1.65)
Venezuela deconsolidation charge	—	79.3	—	1.27
Spin costs (1)	12.0	111.7	0.20	1.79
Spin restructuring charges	—	28.3	—	0.45
2013 restructuring and related charges, net (2)	29.4	20.7	0.50	0.33
Industrial sale charges	0.2	21.9	—	0.35
Cost of early debt retirements	—	59.6	—	0.95
Income taxes (3)	(17.4)	(83.4)	(0.29)	(1.33)
Impact of basic/dilutive shares (4)	—	—	—	0.01
Adjusted Net Earnings and Adjusted Diluted EPS - Non-GAAP	$150.7	$135.7	$2.52	$2.17

Weighted average shares - Diluted			59.9	62.1

(1)
Includes SG&A of $11.8 and $107.7 for the first nine months of fiscal 2016 and 2015, respectively, and Cost of products sold of $0.2 and $4.0 for the first nine months of fiscal 2016 and 2015, respectively.

(2)
Includes Cost of products sold of $0.1 for the first nine months of fiscal 2016 associated with obsolescence charges related to the exit of certain non-core product lines as part of the restructuring. There were no non-core inventory obsolescence charges during the first nine months of fiscal 2015. Also includes costs of $0.3 for the first nine months of fiscal 2015 associated with certain information technology and related activities, which are included in SG&A. These non-core inventory obsolescence charges and information technology costs are considered part of the total project costs incurred for the restructuring project.

(3)	Includes adjustments to prior years' tax accruals of $3.3 and $5.3 for the first nine months of fiscal 2016 and 2015, respectively.

(4)
All EPS impacts are calculated using diluted weighted-average shares outstanding. For the first nine months of fiscal 2015, this reflects the impact of 0.4 dilutive RSE awards, which were excluded from the GAAP EPS calculation due to the reported net loss.

The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

Quarter Ended June 30, 2016
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$311.2	$104.8	$34.1	$36.7	$0.61
% of net sales	48.2%	16.2%
Spin costs	—	2.8	2.8	1.9	0.03
2013 restructuring and related charges, net	—	—	5.8	3.9	0.08
Industrial sale charges	—	—	—	—	—
Adjustments to prior years' tax accruals	—	—	—	(3.3)	(0.06)
Total Adjusted Non-GAAP	$311.2	$102.0	$42.7	$39.2	$0.66
% of net sales	48.2%	15.8%

Nine Months Ended June 30, 2016
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$849.8	$304.9	$156.1	$126.5	$2.11
% of net sales	48.5%	17.4%
Spin costs	0.2	11.8	12.0	7.6	0.13
2013 restructuring and related charges, net (2)	0.1	—	29.4	19.8	0.34
Industrial sale charges	—	—	0.2	0.1	—
Adjustments to prior years' tax accruals	—	—	—	(3.3)	(0.06)
Total Adjusted Non-GAAP	$850.1	$293.1	$197.7	$150.7	$2.52
% of net sales	48.5%	16.7%

Quarter Ended June 30, 2015
	Gross Profit	SG&A	EBIT (1)	Net Earnings (3)	Diluted EPS
GAAP - Reported	$323.4	$165.4	$(112.4)	$(67.7)	$(1.09)
% of net sales	48.1%	24.6%
Spin costs	3.3	52.4	55.7	39.7	0.64
Spin restructuring charges	—	—	4.3	3.1	0.05
2013 restructuring and related charges, net (2)	—	0.3	4.9	4.6	0.07
Industrial sale charges	—	—	21.9	13.8	0.22
Cost of early debt retirements	—	—	59.6	37.4	0.60
Adjustments to prior years' tax accruals	—	—	—	(3.7)	(0.06)
Total Adjusted Non-GAAP	$326.7	$112.7	$34.0	$27.2	$0.43
% of net sales	48.6%	16.7%

Nine Months Ended June 30, 2015
	Gross Profit	SG&A	EBIT (1)	Net Earnings (3)	Diluted EPS (4)
GAAP - Reported	$914.5	$448.1	$(138.1)	$(102.4)	$(1.65)
% of net sales	49.1%	24.1%
Venezuela deconsolidation charge	—	—	79.3	79.3	1.27
Spin costs	4.0	107.7	111.7	78.3	1.26
Spin restructuring charges	—	—	28.3	20.1	0.32
2013 restructuring and related charges, net (2)	—	0.3	20.7	14.5	0.23
Industrial sale charges	—	—	21.9	13.8	0.22
Cost of early debt retirements	—	—	59.6	37.4	0.60
Adjustments to prior years' tax accruals	—	—	—	(5.3)	(0.09)
Impact of basic/dilutive shares (4)	—	—	—	—	0.01
Total Adjusted Non-GAAP	$918.5	$340.1	$183.4	$135.7	$2.17
% of net sales	49.4%	18.3%

(1)	EBIT is defined as Earnings (loss) from continuing operations before income taxes.

(2)
Includes Cost of products sold of $0.1 for the first nine months of fiscal 2016 associated with obsolescence charges related to the exit of certain non-core product lines as part of the restructuring. Also includes costs of $0.3 for the third quarter and first nine months of fiscal 2015 associated with certain information technology and related activities, which are included in SG&A. These non-core inventory obsolescence charges and information technology costs are considered part of the total project costs incurred for the restructuring project.

(3)	For the third quarter and first nine months of fiscal 2015, Net Earnings is defined as Earnings (loss) from continuing operations.

(4)
All EPS impacts are calculated using diluted weighted-average shares outstanding. For the first nine months of fiscal 2015, this reflects the impact of 0.4 dilutive RSE awards which were excluded from the GAAP EPS calculation due to the reported net loss.

The following table provides a reconciliation of the effective tax rate to the adjusted effective tax rate, which is a Non-GAAP measure:

	Nine Months Ended June 30, 2016			Nine Months Ended June 30, 2015
	Reported	Adjustments (1)	Adjusted (Non-GAAP)	Reported	Adjustments (1)	Adjusted (Non-GAAP)
Earnings (loss) from continuing operations before income taxes	$156.1	$41.6	$197.7	$(138.1)	$321.5	$183.4
Income tax provision (benefit)	29.6	17.4	47.0	(35.7)	83.4	47.7
Earnings (loss) from continuing operations	$126.5	$24.2	$150.7	$(102.4)	$238.1	$135.7

Effective tax rate	19.0%			25.9%
Adjusted effective tax rate			23.8%			26.0%

(1)
Includes adjustments for the Venezuela deconsolidation charge, Spin costs, Spin restructuring charges, 2013 restructuring and related charges, net, Industrial sale charges, Cost of early debt retirements and the associated tax impact of these charges, as well as adjustments to prior years' tax accruals. See reconciliation of Net earnings to Adjusted net earnings.

The following tables provide reconciliations of the Non-GAAP measures included within the Company's outlook for projected fiscal 2016 results, including organic net sales, Adjusted EPS and Adjusted EBITDA:

Organic Net Sales Outlook
Fiscal 2016 Net sales		(3.8%) - (4.2%)

Currency impact		1% - 1.4%
Impact of Venezuela and Industrial		2.7%

Organic growth outlook (Non-GAAP)		Flat

Adjusted EBITDA Outlook
Fiscal 2016 Net earnings		$176 - $185

Income tax provision		$49 - $50
Interest expense, net (1)	approx.	$71 - $69
Depreciation and amortization	approx.	$97 - $99

EBITDA		$393 - $403

Spin costs	approx.	$12
2013 restructuring and related costs, net (2)	approx.	$35

Fiscal 2016 Adjusted EBITDA Outlook (Non-GAAP)		$440 - $450

Adjusted EPS Outlook
Fiscal 2016 GAAP EPS		$2.95 - $3.10

Spin costs	approx.	$0.20
2013 restructuring and related costs, net	approx.	$0.64
Income taxes	approx.	($0.34)

Fiscal 2016 Adjusted EPS Outlook (Non-GAAP)		$3.45 - $3.60

(1)	Includes $0.6 of interest expense, net related to tax settlements.

(2)	Excludes approximately $3 of accelerated depreciation related to restructuring activities that is already added back to EBITDA through Depreciation and amortization.

Note 3 - Net Sales and Profit by Segment
Starting July 1, 2015, as a result of the Separation, operations for the Company are reported via four segments - Wet Shave, Sun and Skin Care, Feminine Care and All Other. The following tables present changes in net sales and segment profit for the third quarter and first nine months of fiscal 2016, as compared to the corresponding period in fiscal 2015, and also provide a reconciliation of organic net sales and organic segment profit to reported amounts.

Net Sales (In millions - Unaudited)
Quarter Ended June 30, 2016

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - FY '15	$369.3		$153.3		$104.1		$46.2		$672.9
Organic	(6.2)	(1.7)%	(0.7)	(0.5)%	(6.6)	(6.3)%	(1.5)	(3.2)%	(15.0)	(2.2)%
Impact of currency	1.5	0.4%	(1.3)	(0.8)%	(0.4)	(0.4)%	(0.2)	(0.4)%	(0.4)	(0.1)%
Impact of Industrial	—	—%	—	—%	—	—%	(12.4)	(26.8)%	(12.4)	(1.8)%
Net Sales - FY '16	$364.6	(1.3)%	$151.3	(1.3)%	$97.1	(6.7)%	$32.1	(30.4)%	$645.1	(4.1)%

Net Sales (In millions - Unaudited)
Nine Months Ended June 30, 2016

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - FY '15	$1,082.9		$337.8		$301.5		$138.9		$1,861.1
Organic	(0.9)	(0.1)%	6.6	2.0%	(18.1)	(6.0)%	(4.2)	(3.0)%	(16.6)	(0.9)%
Impact of Venezuela	(24.0)	(2.2)%	—	—%	—	—%	—	—%	(24.0)	(1.3)%
Impact of currency	(23.7)	(2.2)%	(7.1)	(2.1)%	(2.2)	(0.7)%	(1.8)	(1.3)%	(34.8)	(1.9)%
Impact of Industrial	—	—%	—	—%	—	—%	(34.3)	(24.7)%	(34.3)	(1.8)%
Net Sales - FY '16	$1,034.3	(4.5)%	$337.3	(0.1)%	$281.2	(6.7)%	$98.6	(29.0)%	$1,751.4	(5.9)%

Segment Profit (In millions - Unaudited)
Quarter Ended June 30, 2016

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - FY '15	$56.4		$25.8		$7.9		$5.2		$95.3
Organic	(12.6)	(22.3)%	9.1	35.3%	(0.3)	(3.8)%	1.5	28.8%	(2.3)	(2.4)%
Impact of currency	1.7	3.0%	(0.6)	(2.3)%	(0.2)	(2.5)%	(0.2)	(3.8)%	0.7	0.7%
Impact of Industrial	—	—%	—	—%	—	—%	(0.4)	(7.7)%	(0.4)	(0.4)%
Segment Profit - FY'16	$45.5	(19.3)%	$34.3	33.0%	$7.4	(6.3)%	$6.1	17.3%	$93.3	(2.1)%

Segment Profit (In millions - Unaudited)
Nine Months Ended June 30, 2016

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - FY '15	$246.7		$66.8		$44.0		$19.1		$376.6
Organic	(38.8)	(15.7)%	11.2	16.8%	(6.8)	(15.5)%	5.0	26.2%	(29.4)	(7.8)%
Impact of Venezuela	(9.4)	(3.8)%	—	—%	—	—%	—	—%	(9.4)	(2.5)%
Impact of currency	(8.5)	(3.4)%	(2.8)	(4.2)%	(1.7)	(3.9)%	(1.2)	(6.3)%	(14.2)	(3.8)%
Impact of Industrial	—	—%	—	—%	—	—%	(1.6)	(8.4)%	(1.6)	(0.4)%
Segment Profit - FY'16	$190.0	(22.9)%	$75.2	12.6%	$35.5	(19.4)%	$21.3	11.5%	$322.0	(14.5)%

Note 4 - EBITDA
The Company reports financial results on a GAAP and adjusted basis. The table below is used to reconcile Net earnings (loss) to EBITDA, Adjusted EBITDA and Normalized EBITDA, which are Non-GAAP measures, to improve comparability of results between periods.

	Quarter Ended June 30,		Nine Months Ended June 30,
	2016	2015	2016	2015
Net earnings (loss)	$36.7	$(72.5)	$126.5	$(55.8)
Loss (earnings) from discontinued operations, net of tax	—	4.8	—	(46.6)
Income tax provision (benefit)	(2.6)	(44.7)	29.6	(35.7)
Interest expense, net (1)	21.3	87.1	53.8	143.0
Depreciation and amortization	25.6	20.6	71.4	68.8
EBITDA (2)	$81.0	$(4.7)	$281.3	$73.7

Venezuela deconsolidation charge	—	—	—	79.3
Spin restructuring charges	—	4.3	—	28.3
Spin costs	2.8	55.7	12.0	111.7
2013 restructuring and related costs (3)	4.8	4.0	27.2	16.8
Industrial sale charges	—	21.9	0.2	21.9
Adjusted EBITDA (2)	$88.6	$81.2	$320.7	$331.7

SG&A (4)	—	18.6	—	47.5

Normalized EBITDA	$88.6	$99.8	$320.7	$379.2

(1)
Interest expense, net includes Interest expense associated with debt as well as components of interest reported in Other expense (income), net on the Condensed Consolidated Statement of Earnings. Interest expense, net for the third quarter and first nine months of fiscal 2016 includes $3.2 and $0.6, respectively of interest expense recorded in relation to settlements with tax authorities. Interest expense, net for the third quarter and first nine months of fiscal 2015 includes $59.6 of Cost of early debt retirements.

(2)
Historical Adjusted EBITDA results on a continuing operations basis include costs associated with supporting the Household Product business that are not reported in discontinued operations which affect corporate SG&A. As such, both EBITDA and Adjusted EBITDA this quarter and this fiscal year are not comparable to the prior year, and are not comparable year-over-year for the first three quarters of fiscal 2016.

(3)
Excludes $1.0 and $0.9 of accelerated depreciation for the third fiscal quarters of 2016 and 2015, respectively, and $2.2 and $3.9 of accelerated depreciation for the first nine months of fiscal 2016 and 2015, respectively, which are included within Depreciation and amortization.

(4)	Corporate SG&A has been adjusted to reflect an estimated full year run-rate of $74 in fiscal 2015.

Note 5 - Adjusted Working Capital
Adjusted Working Capital metrics for the third and second quarters of fiscal 2016 and the fourth quarter of fiscal 2015 are presented below.

	Q3 2016	Days (1)	Q2 2016	Days (1)	Q4 2015	Days (1)
Receivables, as reported	$280.0		$329.6		$423.0
Less: Household Products receivables (2)	(8.5)		(52.2)		(137.7)
Less: Trade allowance in accrued liabilities (3)	(31.9)		(35.2)		(38.0)
Receivables, adjusted	239.6	37.8	242.2	37.7	247.3	37.2

Inventories, as reported	351.2		424.4		565.0
Less: Household Products inventories (2)	—		(68.5)		(202.7)
Inventories, adjusted	351.2	107.5	355.9	107.7	362.3	107.1

Accounts payable, as reported	221.6		260.3		325.4
Less: Household Products accounts payable (2)	—		(47.4)		(139.4)
Accounts payable, adjusted	221.6	67.8	212.9	64.4	186.0	54.8

Average adjusted working capital (4)	$369.2		$385.2		$423.6
% of net sales (5)	16.0%		16.5%		17.5%

(1)
Days sales outstanding is calculated using net sales for the trailing four-quarter period. Days in inventory and days payable outstanding are calculated using cost of products sold for the trailing four-quarter period. Both net sales and cost of products sold for the trailing four-quarter period exclude amounts related to the Household Products business.

(2)
Amounts are calculated using an average of the four-quarter end balances for each working capital component. As such, the average for each period includes amounts related to the Household Products business, which are being excluded from the calculation.

(3)	Trade allowances are recorded as a reduction of net sales per GAAP and reported in accrued expenses on the Condensed Consolidated Balance Sheets.

(4)
Adjusted working capital is defined as receivables (less trade allowance in accrued liabilities), plus inventories, less accounts payable. Average adjusted working capital is calculated using an average of the four-quarter end balances for each working capital component as of June 30, 2016, March 31, 2016 and September 30, 2015, respectively.

(5)	Average adjusted working capital divided by trailing four-quarter net sales.

Note 6 - Fiscal 2015 Segment Net Sales and Profitability
Segment net sales and profitability for each quarter of fiscal 2015, respectively, are presented below.

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Fiscal Year 2015
Net Sales
Wet Shave	$341.4	$372.2	$369.3	$358.4	$1,441.3
Sun and Skin Care	54.3	130.2	153.3	65.8	403.6
Feminine Care	95.8	101.6	104.1	96.7	398.2
All Other	45.6	47.1	46.2	39.2	178.1
Total net sales	$537.1	$651.1	$672.9	$560.1	$2,421.2

Segment Profit
Wet Shave	$90.5	$99.8	$56.4	$62.0	$308.7
Sun and Skin Care	3.7	37.3	25.8	4.7	71.5
Feminine Care	15.2	20.9	7.9	4.7	48.7
All Other	6.8	7.1	5.2	5.5	24.6
Total segment profit	116.2	165.1	95.3	76.9	453.5
General corporate and other expenses	(31.4)	(38.6)	(36.6)	(15.4)	(122.0)
Impairment charge	—	—	—	(318.2)	(318.2)
Venezuela deconsolidation charge	—	(79.3)	—	—	(79.3)
Spin costs (1)	(23.8)	(32.2)	(55.7)	(30.3)	(142.0)
Spin restructuring charges	(1.2)	(22.8)	(4.3)	—	(28.3)
2013 restructuring and related costs (2)	(9.2)	(6.6)	(4.9)	(6.3)	(27.0)
Industrial sale charges	—	—	(21.9)	(10.8)	(32.7)
Amortization of intangibles	(4.1)	(3.6)	(3.8)	(3.6)	(15.1)
Cost of early debt retirements	—	—	(59.6)	—	(59.6)
Interest and other expense, net	(27.4)	(26.8)	(20.9)	(12.9)	(88.0)
Total earnings (loss) from continuing operations before income taxes	$19.1	$(44.8)	$(112.4)	$(320.6)	$(458.7)

(1)
Includes pre-tax costs of $23.8, $31.5, $52.4, $30.1 and $137.8, respectively, for the first, second, third and fourth quarter of fiscal 2015 and fiscal year 2015, which were included in SG&A, and pre-tax costs of $0.7, $3.3, $0.2 and $4.2, respectively, for the second, third and fourth quarters of fiscal 2015 and fiscal year 2015, included in Cost of products sold.

(2)	Includes pre-tax costs of $0.3 for the third quarter of fiscal 2015 and fiscal year 2015 associated with certain information technology and related activities, which were included in SG&A.

Note 7 - Venezuela Deconsolidation
On March 31, 2015, the Company deconsolidated its Venezuelan subsidiaries. Included in consolidated results of operations, and reflected below, are the historical results of the Company's Venezuela operations through the second quarter of fiscal 2015 (reflected at the official exchange rate of 6.30 bolivars per U.S. dollar).

		Q1	Q2	Q3	Q4	FY
Wet Shave - Net Sales	Fiscal 2015	$9.6	$14.4	—	—	$24.0

		Q1	Q2	Q3	Q4	FY
Wet Shave - Segment Profit	Fiscal 2015	$3.3	$6.0	—	—	$9.3

Note 8 - Sale of Industrial Business
The sale of the Industrial business was completed in September 2015. The historical results of the Industrial business are included in consolidated results of operations through September 30, 2015. Reflected below are the net sales for the Industrial business. The impact on All Other segment profit is not material.

		Q1	Q2	Q3	Q4	FY
Industrial - Net Sales	Fiscal 2015	$10.7	$11.2	$12.4	$7.6	$41.9